EXHIBIT 99.2


October 10, 2006



Dear Shareholder,

I want to take this opportunity to introduce myself and tell you about some of the many exciting things happening at Power2Ship, Inc.

As you may be aware, I have taken over the helm of Power2Ship as the new Chief Executive Officer. Richard Hersh will remain an integral part of the Company moving forward as he focuses his efforts on his role as Chairman of the Board.

To give you a snapshot of my background: I graduated from the United States Naval Academy in 1993, and cross-commissioned into the U.S. Air Force where I served as a cost analyst until 1997. After leaving the military, I worked a short stint with Booz-Allen Hamilton prior to attending the University of Chicago, Graduate School of Business where I earned my MBA with concentration in Finance in 2000. Following business school, I joined a boutique middle-market investment bank where I had the opportunity to work on a number of deals in both the public and private sectors.

In 2001, I joined a start-up software company, MercuryMD, focused on the healthcare vertical. In addition to securing their first customer and first formal round of funding, I developed and maintained all of the Company's external relationships, as well as articulated the Company's long-term strategy and vision. MercuryMD was acquired earlier this year by Thomson Financial, a large publicly traded company for approximately $50 million.

I left MercuryMD in late 2003 to pursue other opportunities. In 2004, I started a healthcare IT strategy and marketing consultancy, bcc: Consulting.

Many people, including me, have described Power2Ship as a "diamond covered with mud." Although there is some truth to that statement, it is also true that hindsight offers perfect vision. Whatever the Company's past failures and successes, I am tremendously optimistic about the future.

Among the good news coming out of the Company, we have signed an agreement with Cornell Capital which has largely removed the selling pressure on our stock. In the near future, we expect most, if not all, convertible debentures to convert to equity. We are making preparations to "go live" with Averitt Express which will provide an opportunity to showcase our capabilities.

Going forward, we intend to grow our highly successful CXT Logistics arm through selective mergers and acquisitions, and use it as a further example of our









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Congress Corporate Plaza 901                                 Tel: 561-998-7557
903 Clint Moore Road                                   Toll-free: 866-998-7557
Boca Raton, Florida 33487                                    Fax: 561-998-7821
www.power2ship.com

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technological innovation. Rather than attempting to change the transportation world overnight, we will take a measured approach and make our case by acting rather than talking.

Last, but certainly not least, I will shortly be traveling to Brazil to initiate a new and highly significant chapter in our evolution as a company. In the same way that the marriage of Hertz and Roger Penske proved to be a huge win-win situation, we have joined forces with Emerson Fittipaldi. The full impact of this relationship will be revealed in the coming days.

Thank you for your attention and continuing support. I look forward to meeting each of you in the future.


Yours truly,


/s/ David Brooks
----------------
David Brooks
CEO
Power2Ship, Inc.
































--------------------------------------------------------------------------------
Congress Corporate Plaza 901                                 Tel: 561-998-7557
903 Clint Moore Road                                   Toll-free: 866-998-7557
Boca Raton, Florida 33487                                    Fax: 561-998-7821
www.power2ship.com